EXHIBIT 22.1

Subsidiary Issuers and Guarantors of Registered Securities

Subsidiary Issuer	Guarantor
Boardwalk Pipelines, LP 5.95% Notes due 2026	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 4.45% Notes due 2027	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 4.80% Notes due 2029	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 3.40% Notes due 2031	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 3.60% Notes due 2032	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 5.625% Notes due 2034	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP 5.375% Notes due 2036	Boardwalk Pipeline Partners, LP